Exhibit 99.1

    Chiron Reports 2003 Second-Quarter Pro-Forma Income of 35 Cents Per Share

                    17 Percent Increase in Revenues Over 2002

    EMERYVILLE, Calif., July 23 /PRNewswire-FirstCall/ --
Chiron Corporation (Nasdaq: CHIR) today reported pro-forma income from continuing operations of $67 million, or $0.35 per share, for the second quarter of 2003, compared to $56 million, or $0.29 per share, for the second quarter of 2002. (Chiron management uses pro-forma financial statements to gain an understanding of the company's operating performance on a comparative basis. Pro-forma results exclude special items relating to certain acquisitions and revenues, which may not be relevant to gaining an understanding of the company's trends or potential future performance. Please refer to the attached tables at the end of this document for more detail on these items and a reconciliation to GAAP financial statements.) On a GAAP basis, Chiron's income from continuing operations was $61 million, or $0.32 per share, for the second quarter of 2003, compared to $50 million, or $0.26 per share, for the second quarter of 2002. (All references to per-share amounts are per diluted share.) Foreign exchange rates, on a pro-forma basis, resulted in a $0.01 increase in earnings per share.

    "Chiron made several important advances that demonstrate our momentum as a global biopharmaceutical company and that will help drive growth from the immediate to the long term, increasing shareholder value," said Howard Pien, Chiron's president and CEO. "Prominent among these was our acquisition of PowderJect, which makes us the second-largest flu vaccines manufacturer worldwide and adds a U.S. complement to our strong global vaccines business. The PowderJect acquisition, after integration costs, will be EPS neutral or better this year and accretive in 2004, and we are affirming our 2003 pro-forma guidance to be toward the upper end of the previously stated range of $1.40 to $1.50.

    "Our Blood Testing business also saw notable milestones, including the introduction of the Procleix(R) West Nile Virus Assay, which is now used to test more than 80 percent of the U.S. blood supply under an IND. Our BioPharmaceuticals business continues its strategic advancement with expanded leadership and positive clinical data," added Pien. "Together, Chiron's businesses continue to increase the company's profound impact on human health worldwide."

    Overall Revenues

    Total revenues in the second quarter of 2003 were $350 million, an increase of approximately 17 percent from $299 million in the second quarter of 2002. Foreign exchange rates resulted in an 8 percent increase in revenues. Net product sales increased 16 percent in the second quarter of 2003, to $246 million from $211 million in the second quarter of 2002. All other revenues increased 19 percent in the second quarter of 2003, to $104 million from $88 million in the second quarter of 2002.

    BioPharmaceuticals

    The BioPharmaceuticals division reported net product sales and Betaferon(R) interferon beta-1b royalties of $124 million in the second quarter of 2003, compared to $115 million in the second quarter of 2002. The gross profit margin on biopharmaceutical products sold during the second quarter of 2003 was 71 percent, compared to 72 percent in the second quarter of 2002.

    -- TOBI(R) tobramycin solution for inhalation sales in the second quarter of 2003 were $39 million, compared to $34 million in the second quarter of 2002, primarily due to greater product penetration in Europe, increased patient demand and compliance in the United States, and price increases in both the United States and Europe, which were partially offset by wholesale ordering patterns.

    -- Sales of Betaseron(R) interferon beta-1b, marketed in Europe as Betaferon, to Berlex Laboratories, Inc. (and its parent company Schering AG) for marketing and resale were $31 million in the second quarter of 2003, compared to $34 million in the second quarter of 2002. The decrease was due to wholesale ordering patterns resulting from last year's launch of the room-temperature stable formulation, partially offset by price increases. Royalties from Schering AG's European sales of Betaferon were $17 million in the second quarter of 2003, compared to $11 million in the second quarter of 2002.

    -- Proleukin(R) (aldesleukin) interleukin-2 sales were $29 million in the second quarter of 2003, compared to $28 million in the second quarter of 2002, due primarily to price increases.

    Vaccines

    Vaccines net product sales in the second quarter of 2003 were $86 million, compared to $73 million in the second quarter of 2002. The gross profit margin on vaccines products for the second quarter of 2003 was 56 percent, compared to 61 percent in the second quarter of 2002.

    -- Sales of Menjugate(TM) conjugate vaccine against meningococcal C disease totaled $14 million in the second quarter of 2003, compared to $10 million in the second quarter of 2002, with the increase due primarily to sales made under an Australian tender in the state of New South Wales.

    -- Sales from Chiron's travel vaccines -- the tick-borne encephalitis vaccine Encepur(TM) and the rabies vaccine RabAvert(R) -- were $23 million in the second quarter of 2003, consistent with the second quarter of 2002. Typically, the first half of the year is the prime season for Encepur; overall, the product has seen a seasonal increase of 17 percent year over year.

    -- Sales of Chiron's pediatric, flu and other vaccines products were $49 million in the second quarter of 2003, compared to $40 million in the second quarter of 2002, with the increase primarily due to tender sales of pediatric vaccines.

    Blood Testing

    Total Blood Testing revenues in the second quarter of 2003 were $106 million, compared to $77 million in the second quarter of 2002. Blood Testing revenues primarily include revenues from the sales of products related to Chiron's Procleix(R) HIV-1/HCV Assay; revenues related to Chiron's joint immunodiagnostic business with Ortho-Clinical Diagnostics, Inc. (Ortho), a Johnson & Johnson company; royalties paid by F. Hoffmann-La Roche (Roche) related to nucleic acid testing (NAT) blood screening; and new license fees related to NAT plasma fractionation.

    -- Sales related to Procleix were $46 million in the second quarter of 2003, compared to sales of $29 million in the second quarter of 2002. Product revenues recognized in the second quarter of 2003 include a full quarter of commercial pricing in the United States, market share gains in the United States, and continued penetration into several markets abroad.

    -- Revenues recorded in earnings from Chiron's unconsolidated joint business with Ortho were $27 million in the second quarter of 2003, comparable with $27 million in the second quarter of 2002.

    -- Royalties paid by Roche related to NAT blood screening were $14 million in the second quarter of 2003, compared to $11 million in the second quarter of 2002.

    Pipeline and Products Update

    Chiron has a diverse and robust array of clinical programs and product franchises with a focus on cancer and infectious disease. The company is committed to expanding its franchises through geographic and market expansion, new indications, and new products. Chiron expects to continue to see advances in franchises across all three business units in 2003.

    BioPharmaceuticals:  TOBI(R) Tobramycin Solution for Inhalation
    Chiron is further developing TOBI, used by cystic fibrosis (CF) patients with chronic pseudomonal lung infection, through new formulations, new delivery systems and expanded indications.

    -- The FDA has accepted the IND for the dry-powder formulation and hand-held device for TOBI, which Chiron is developing in collaboration with Nektar Therapeutics. Chiron initiated Phase I testing with this product, which will increase ease of use for patients, last week.

    -- At the 26th European Cystic Fibrosis Conference in Belfast in June,
       Chiron presented the results of a 184-patient open-label study that showed that subjects undergoing TOBI treatment in conjunction with routine care were significantly less likely to be hospitalized for respiratory symptoms or to be treated with oral antibiotics than those undergoing routine care alone.

    -- Chiron also saw recent positive data on TOBI's efficacy in decreasing
       Pseudomonas aeruginosa (Pa) in pediatric patients, which was published in the March 15, 2003, American Journal of Respiratory and Critical Care Medicine, as well as data on TOBI's potential role in treating chronic bronchiectasis, which was presented at the American Thoracic Society Meeting in Seattle in May.

    -- At the end of 2003, Chiron intends to initiate the ELITE
       (EarLy Intervention TOBI Eradication) trial in Europe to further study the benefits of TOBI in treatment of early onset Pa in CF patients.

    BioPharmaceuticals:  Betaseron(R) Interferon Beta-1b

    Betaseron continues to distinguish itself in the multiple sclerosis (MS) market through its strong clinical results and expanded labeling. Convenience features and new studies will help drive Betaseron growth.

    -- Upcoming product enhancements include a pre-filled diluent syringe for the U.S. market to increase ease of use.

    -- At the European Neurological Society annual meeting in Istanbul in
       June, Chiron's marketing partners, Berlex and Berlex's parent Schering AG, presented data from a 64-patient blinded, controlled study showing that Betaferon/Betaseron as compared with Rebif(R) was associated with less pain and fewer skin reactions at the injection site.

    -- Schering AG also announced the completion of recruitment for its Phase
       III BENEFIT study, the first long-term MS trial to assess a high-dose, frequently administered beta interferon therapy in patients with early signs of MS. More than 450 patients from 98 centers in 20 countries have been randomized and started treatment in the two-year study, the final results of which will be available by mid-2005.

    BioPharmaceuticals:  Oncology

    Chiron's anticancer franchise has three dimensions: immune-based therapies, monoclonal antibodies and novel cancer agents.

    -- Chiron currently has four clinical trials underway -- two in Phase II and two in Phase I -- to evaluate the potential of Proleukin(R) (aldesleukin) interleukin-2 and its second-generation liquid formulation to increase the clinical benefit of rituximab or trastuzumab in cancer treatments. Chiron anticipates having sufficient data to decide next steps in several of these trials by the end of 2003.

    -- Chiron has two Phase II trials underway to study the potential of tezacitabine, Chiron's next-generation nucleoside analog. The current trials in colorectal cancer and gastroesophogeal cancer are part of a program to determine the specific tumor types that the compound is most effective in treating. Chiron expects to see preliminary data from the current Phase II trials in 2004.

    Vaccines

    Chiron is the fifth-largest vaccines business in the world and markets more than 30 novel and conventional vaccines for adults and children. The company is investing in the vaccines business to develop new products with significant growth potential.

    -- As previously announced, Chiron acquired PowderJect Pharmaceuticals, solidly positioning Chiron as the second-largest manufacturer of flu vaccines in the world. The two companies were geographic complements, and the acquisition provides Chiron with a strong U.S. flu vaccines business and an excellent platform to launch new vaccines products in the United States. Chiron will begin incorporating PowderJect results in the third quarter.

    -- In the second quarter, Chiron saw progress in its development of vaccines for the five primary serogroups that cause meningococcal disease.

       * Enrollment is continuing in Chiron's Phase III trial in the United States for Menjugate(TM) conjugate vaccine. Chiron expects to complete Phase III and present data to the FDA in 2004.

       * Chiron's combination ACYW vaccine candidate showed favorable safety and immunogenicity results in Phase I testing and has advanced to Phase II. Enrollment for this trial is on track, and Chiron expects results from the study later this year.

       * Positive proof-of-concept data from the Phase I trial for Chiron's first-generation, broad-coverage meningococcal B vaccine raised the company's confidence in the potential of its second-generation vaccine candidate, which is expected to enter Phase I testing in 2004 and show stronger immunogenicity.

    Blood Testing:  Procleix(R) System

    Chiron is a leader in blood testing and making the blood supply safer. Through its NAT collaboration with Gen-Probe Incorporated, the company expects to expand its leadership through new geographies, greater market penetration, additional assays and enhanced automation of the Procleix instrument system.

    -- Chiron and its collaborator Gen-Probe Incorporated introduced the Procleix(R) West Nile Virus Assay on a cost-recovery basis under an IND to customers in the United States, meeting the deadline requested by federal health authorities.

    -- Chiron's Procleix(R) Ultrio(TM) Assay, which adds a hepatitis B virus assay to the current Procleix(R) HIV-1/HCV Assay, is on track for approval of CE marking in Europe by the end of the year, followed by commercial launch. Chiron also expects to file an IND and begin clinical trials in the United States for Ultrio this year.

    -- Chiron saw the resolution of the Commission of the European Communities inquiry with a joint settlement proposal made by Chiron and Roche, which preserves Chiron's NAT per-donation royalty structure and recognizes the value of the company's intellectual property while potentially expanding the number of Chiron licensees and licensed products serving the European blood-screening marketplace.

    -- Chiron licensed its HIV and hepatitis C virus (HCV) intellectual property to Baxter AG, a subsidiary of Baxter International, for use in screening plasma in combination with Baxter's own technology in Europe, representing the first license of Chiron's intellectual property for use in plasma fractionation.

    Other Recent Business Milestones

    In other recent business milestones, Chiron:

    -- Appointed Kenneth W. Bair, Ph.D., as senior vice president, head of BioPharma research, Chiron BioPharmaceuticals, and Carl Pelzel as senior vice president, BioPharma commercial operations, Chiron BioPharmaceuticals. Dr. Bair was formerly vice president, discovery oncology, Pharmacia Corporation, and Mr. Pelzel was most recently president and CEO of Invenux, a privately held drug discovery company.

    2Q03 Earnings Conference Call

    Chiron will hold a conference call and webcast on Wednesday, July 23, 2003, at 4:45 p.m. Eastern Daylight Time (EDT) to review its second-quarter 2003 results of operations and business highlights. In addition, the company may address forward-looking questions concerning business, financial matters and trends affecting the company.

    To access either the live webcast or the one-week archive, please log on to http://www.chiron.com/webcast. Please connect to the website at least
15 minutes prior to the conference call to ensure adequate time to download any necessary software. Alternatively, please call 1-800-374-0907 (U.S.) or 706-643-3367 (international). Replay is available approximately two hours after the completion of the call through 11:59 p.m. EDT, Wednesday, July 30, 2003. To access the replay, please call 1-800-642-1687 (U.S.) or 706-645-9291
(international).  The conference ID number is 1582120.

    About Chiron

    Chiron Corporation, headquartered in Emeryville, California, is a global pharmaceutical company that leverages a diverse business model to develop and commercialize high-value products that make a difference in people's lives. The company has a strategic focus on cancer and infectious disease. Chiron applies its advanced understanding of the biology of cancer and infectious disease to develop products from its platforms in proteins, small molecules and vaccines. The company commercializes its products through three business units: BioPharmaceuticals, Vaccines and Blood Testing. For more information about Chiron, visit the company's website at www.chiron.com.

    This news release contains forward-looking statements, including statements regarding sales growth, product development initiatives, new product indications, new product marketing, acquisitions, and in- and out-licensing activities, that involve risks and uncertainties and are subject to change. A full discussion of the company's operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-Q for the quarter ended March 31, 2003, and the form 10-K for the year ended December 31, 2002, and will be contained in all subsequent periodic filings made with the SEC. These documents identify important factors that could cause the company's actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review and approvals, manufacturing capabilities, intellectual property protections and defenses, stock-price and interest-rate volatility, and marketing effectiveness. In particular, there can be no assurance that Chiron will increase sales of existing products, successfully develop and receive approval to market new products, or achieve market acceptance for such new products. There can be no assurance that Chiron's out-licensing activity will generate significant revenue, nor that its in- licensing activities will fully protect it from claims of infringement by third parties. In addition, the company may engage in business opportunities, the successful completion of which are subject to certain risks, including shareholder and regulatory approvals and the integration of operations.

    Consistent with SEC Regulation FD, we do not undertake an obligation to update the forward-looking information we are giving today.

    NOTE: Encepur, Menjugate, Procleix, Proleukin, RabAvert, TOBI and Ultrio are trademarks of Chiron Corporation. Betaseron and Betaferon are trademarks of Schering AG. Rebif is a trademark of Serono, Inc.

     CHIRON CORPORATION
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
     (Unaudited)
     (In thousands, except per share data)

                                                     Three Months Ended
                                                        June 30, 2003
                                           Pro Forma      Pro Forma
                                           Adjusted(A)   Adjustments   Actual
     Revenues:
      Product sales, net                    $245,928         $--     $245,928
      Earnings of unconsolidated joint
       businesses                             27,475          --       27,475
      Collaborative agreement revenues         3,624          --        3,624
      Royalty and license fee revenues        66,876          --       66,876
      Other revenues                           6,369          --        6,369

          Total revenues                     350,272          --      350,272

     Operating expenses:
      Cost of sales                           97,420          --       97,420
      Research and development                89,915          --       89,915
      Selling, general and administrative     79,707          --       79,707
      Amortization expense                        --      (7,701)       7,701
      Restructuring and reorganization
       charges                                   519          --          519
      Other operating expenses                 1,259          --        1,259

          Total operating expenses           268,820      (7,701)     276,521

     Income from operations                   81,452       7,701       73,751

     Interest expense                         (2,839)         --       (2,839)
     Other income, net                        11,613          --       11,613
     Minority interest                          (581)         --         (581)

     Income from continuing operations
      before income taxes                     89,645       7,701       81,944
     Provision for income taxes               22,412       1,927       20,485

     Income from continuing operations        67,233       5,774       61,459

     Gain on disposal of discontinued
      operations                                 538          --          538

     Net income                              $67,771      $5,774      $61,997

     Basic Earnings per share:
        Income from continuing operations      $0.36                    $0.33
        Net Income                             $0.36                    $0.33
     Diluted Earnings per share:
        Income from continuing operations      $0.35                    $0.32
        Net Income                             $0.36                    $0.33

     Shares used in calculating basic
      earnings per share                     186,408                  186,408
     Shares used in calculating diluted
      earnings per share                     195,191                  189,963

                                                     Three Months Ended
                                                        June 30, 2002
                                            Pro Forma     Pro Forma
                                           Adjusted (B)  Adjustments   Actual

     Revenues:
       Product sales, net                   $211,293         $--     $211,293
       Earnings of unconsolidated joint
        businesses                            27,394          --       27,394
       Collaborative agreement revenues        6,602          --        6,602
       Royalty and license fee revenues       45,494          --       45,494
       Other revenues                          8,495          --        8,495

          Total revenues                     299,278          --      299,278

     Operating expenses:
       Cost of sales                          76,225          --       76,225
       Research and development               83,530          --       83,530
       Selling, general and administrative    71,093          --       71,093
       Amortization expense                       --      (7,446)       7,446
       Restructuring and reorganization
        charges                                   --          --           --
       Other operating expenses                  899          --          899

          Total operating expenses           231,747      (7,446)     239,193

     Income from operations                   67,531       7,446       60,085

     Interest expense                         (3,133)         --       (3,133)
     Other income, net                        12,613          --       12,613
     Minority interest                          (464)         --         (464)

     Income from continuing operations
      before income taxes                     76,547       7,446       69,101
     Provision for income taxes               20,668       2,011       18,657

     Income from continuing operations        55,879       5,435       50,444

     Gain on disposal of discontinued
      operations                                  --          --           --

     Net income                              $55,879      $5,435      $50,444

     Basic Earnings per share:
       Income from continuing operations       $0.29                    $0.27
       Net Income                              $0.29                    $0.27
     Diluted Earnings per share:
       Income from continuing operations       $0.29                    $0.26
       Net Income                              $0.29                    $0.26

     Shares used in calculating basic
      earnings per share                     189,579                  189,579
     Shares used in calculating diluted
      earnings per share                     192,925                  192,925

    (A) Pro Forma Adjusted amounts exclude the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring and Pulmopharm.

    (B) Pro Forma Adjusted amounts exclude the amortization expense on acquired intangible assets related to the PathoGenesis acquisition and the Chiron Behring acquisition.

     CHIRON CORPORATION
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
     (Unaudited)
     (In thousands, except per share data)

                                                         Year to Date
                                                        June 30, 2003
                                           Pro Forma      Pro Forma
                                           Adjusted (C)  Adjustments   Actual
    Revenues:
      Product sales, net                    $464,548        $--      $464,548
      Earnings of unconsolidated joint
       businesses                             53,927         --        53,927
      Collaborative agreement revenues         7,738         --         7,738
      Royalty and license fee revenues       120,300         --       120,300
      Other revenues                          10,381    (14,413)       24,794

          Total revenues                     656,894    (14,413)      671,307

    Operating expenses:
      Cost of sales                          183,009         --       183,009
      Research and development               172,045         --       172,045
      Selling, general and administrative    152,749         --       152,749
      Write-off of purchased in-process
       technologies                               --         --            --
      Amortization expense                        --    (15,314)       15,314
      Restructuring and reorganization
       charges                                   675         --           675
      Other operating expenses                 2,794         --         2,794

          Total operating expenses           511,272    (15,314)      526,586

    Income from operations                   145,622        901       144,721

     Interest expense                         (6,301)        --        (6,301)
     Other income, net                        25,931         --        25,931
     Minority interest                          (981)        --          (981)

    Income from continuing operations
     before income taxes                     164,271        901       163,370
    Provision for income taxes                41,069        227        40,842

    Income from continuing operations        123,202        674       122,528

    Gain on disposal of discontinued
     operations                                1,964         --         1,964

    Net income                              $125,166       $674      $124,492

    Basic earnings per share:
       Income from continuing operations       $0.66                    $0.66
       Net income                              $0.67                    $0.67
    Diluted earnings per share:
       Income from continuing operations       $0.65                    $0.65
       Net income                              $0.66                    $0.66

    Shares used in calculating basic
     earnings per share                      186,584                  186,584
    Shares used in calculating diluted
     earnings per share                      189,881                  189,881

                                                        Year to Date
                                                       June 30, 2002
                                          Pro Forma      Pro Forma
                                          Adjusted (D)  Adjustments   Actual
    Revenues:
      Product sales, net                    $384,877        $--      $384,877
      Earnings of unconsolidated joint
       businesses                             46,192         --        46,192
      Collaborative agreement revenues        12,809         --        12,809
      Royalty and license fee revenues        90,372         --        90,372
      Other revenues                          17,225         --        17,225

          Total revenues                     551,475         --       551,475

    Operating expenses:
      Cost of sales                          142,391         --       142,391
      Research and development               162,303         --       162,303
      Selling, general and administrative    133,863         --       133,863
      Write-off of purchased in-process
       technologies                               --    (54,781)       54,781
      Amortization expense                        --    (14,824)       14,824
      Restructuring and reorganization
       charges                                    --         --            --
      Other operating expenses                 5,482         --         5,482

          Total operating expenses           444,039    (69,605)      513,644

    Income from operations                   107,436     69,605        37,831

     Interest expense                         (6,288)        --        (6,288)
     Other income, net                        32,760         --        32,760
     Minority interest                          (883)        --          (883)

    Income from continuing operations
     before income taxes                     133,025     69,605        63,420
    Provision for income taxes                35,917      4,004        31,913

    Income from continuing operations         97,108     65,601        31,507

    Gain on disposal of discontinued
     operations                                   --         --            --

    Net income                               $97,108    $65,601       $31,507

    Basic earnings per share:
       Income from continuing operations       $0.51                    $0.17
       Net income                              $0.51                    $0.17
    Diluted earnings per share:
       Income from continuing operations       $0.50                    $0.16
       Net income                              $0.50                    $0.16

    Shares used in calculating basic
     earnings per share                      189,536                  189,536
    Shares used in calculating diluted
     earnings per share                      193,209                  193,209

    (C) Pro Forma Adjusted amounts exclude: (a) amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring and Pulmopharm and (b) the Biogen and Serono settlements in connection with the McCormick patents owned by Schering's U.S. subsidiary, Berlex Labratories.

    (D) Pro Forma Adjusted amounts exclude: (a) write-off of purchased in-process technologies related to the Matrix acquisition and
        (b) amortization expense on acquired identifiable intangible assets related to the PathoGenesis and Chiron Behring acquisitions.

    Note: Due to rounding, quarterly earnings per share amounts may not sum fully to yearly earnings per share amounts.

     CHIRON CORPORATION
     CONDENSED CONSOLIDATED BALANCE SHEETS
     (Unaudited)
     (In thousands)

                                                  June 30,        December 31,
                                                    2003              2002
                    Assets
    Current assets:
        Cash and short-term investments         $1,147,333          $874,080
        Accounts receivable, net                   289,380           278,625
        Current portion of notes receivable            750               718
        Inventories, net                           196,005           146,005
        Other current assets                       108,413            86,294
            Total current assets                 1,741,881         1,385,722
    Noncurrent investments in marketable
     debt securities                               119,171           414,447
    Property, plant, equipment and
     leasehold improvements, net                   403,904           373,558
    Other noncurrent assets                        812,095           786,617
                Total assets                    $3,077,051        $2,960,344

        Liabilities and stockholders' equity
     Current liabilities                          $283,261          $298,636
     Long-term debt                                421,073           416,954
     Noncurrent unearned revenue                    54,711            62,580
     Other noncurrent liabilities                   88,724            81,809
     Minority interest                               6,115             5,355
     Put options                                        --            19,054
     Stockholders' equity                        2,223,167         2,075,956
                Total liabilities and
                 stockholders' equity           $3,077,051        $2,960,344